As filed with the Securities and Exchange Commission on September 6, 2016

File No. 333-210588

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8
TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Johnson Controls International plc

(Exact name of registrant as specified in its charter)

Ireland	98-0390500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Albert Quay

Cork, Ireland

353-21-423-5000

(Address of Principal Executive Offices)

Johnson Controls, Inc. 2012 Omnibus Incentive Plan

Johnson Controls, Inc. 2007 Stock Option Plan

Johnson Controls, Inc. 2000 Stock Option Plan

(Full title of the plan)

Judith A. Reinsdorf

Executive Vice President and General Counsel

(Name and address of agent for service)

5757 N. Green Bay Avenue

Milwaukee, Wisconsin 53209

(414) 524-1200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Ordinary Shares, par value $0.01	34,916,038 Shares	N/A	N/A	N/A

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Ordinary Shares, par value $0.01 (“Ordinary Shares”), registered includes an indeterminable number of Ordinary Shares as are required to prevent dilution resulting from a stock split, stock dividend, or similar transaction that results in an increase in the number of outstanding Ordinary Shares.

(2)

This registration statement relates to ordinary shares, par value $0.01 (“Ordinary Shares”), of Johnson Controls International plc (formerly known as Tyco International plc, and also referred to as the “Company” or the “Registrant”) that may be issued under the Johnson Controls, Inc. 2012 Omnibus Incentive Plan Johnson Controls, Inc., the 2007 Stock Option Plan Johnson Controls, Inc. and the 2000 Stock Option Plan (the “Johnson Controls Plans”).

(3)

These Ordinary Shares were registered under the Company’s Registration Statement on Form S-4 (File No. 333-210588) filed under the Securities Act with the Securities and Exchange Commission (the “Commission”) on April 4, 2016, as amended by Pre-Effective Amendment No. 1, filed on May 16, 2016, Pre-Effective Amendment No. 2, filed on June 6, 2016 and Pre-Effective Amendment No. 3, filed on July 1, 2016 (the “Form S-4”). All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Form S-4.

EXPLANATORY NOTE

The Company hereby amends the Form S-4 by filing this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (this “Registration Statement”) relating to Ordinary Shares issuable pursuant to awards issued or issuable under the Johnson Controls Plans.  Such Ordinary Shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                 Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company and Johnson Controls, Inc. (the “JCI”) are hereby incorporated herein by reference:

1.              The Company’s Annual Report on Form 10-K for the year ended September 25, 2015 filed with the Commission on November 13, 2015, portions of which (including the following items from Part II of the Annual Report: Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 8. Financial Statements and Supplementary Data and Item 9A. Controls and Procedures) were recast in the Company’s Current Report on Form 8-K filed with the Commission on March 11, 2016;

2.              The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 25, 2015, March 25, 2016 and June 24, 2016;

3.              The Company’s Proxy Statement on Schedule 14A filed with the Commission on January 15, 2016;

4.              The Company’s Current Reports on Form 8-K dated October 13, 2015, December 4, 2015, December 22, 2015, January 19, 2016, January 25, 2016, January 27, 2016, March 11, 2016 (two filings), March 16, 2016, April 21, 2016, April 29, 2016, May 12, 2016, May 31, 2016, June 3, 2016 (other than information furnished pursuant to Item 2.02 or Item 7.01), August 8, 2016, August 18, 2016 and September 2, 2016;

5.              JCI’s Annual Report on Form 10-K for the year ended September 30, 2015 filed with the Commission on November 18, 2015, portions of which (including Part I, Item 1. Business, and the following items from Part II of the Annual Report: Item 6. Selected Financial Data, Item 7. Management’s Discussion and Analysis and Item 8. Financial Statements and Supplementary Data) were recast in JCI’s Current Report on Form 8-K filed with the Commission on March 3, 2016;

6.              JCI’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2015, March 31, 2016 and June 30, 2016;

7.              JCI’s Proxy Statement on Schedule 14A filed with the Commission on December 14, 2015;

8.              JCI’s Current Reports on Form 8-K dated November 20, 2015, December 1, 2015, January 25, 2016, January 27, 2016, January 28, 2016 (two filings), January 29, 2016, February 17, 2016, March 3, 2016, March 16, 2016 and April 21, 2016 (two filings) (other than information furnished pursuant to Item 2.02 or Item 7.01), July 29, 2016, August 2, 2016, August 8, 2016, August 9, 2016, August 17, 2016, August 19, 2016, August 31, 2016 and September 2, 2016; and

9.              The Company’s Current Report on Form 8-K12B filed with the Commission on November 17, 2014, which includes a description of the Company’s ordinary shares, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, documents or portions of documents containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this Registration Statement.

Item 4.                                 Description of Securities.

Not applicable.

Item 5.                                 Interests of Named Experts and Counsel.

None.

Item 6.                                 Indemnification of Directors and Officers.

The articles of association of the Registrant provide that it shall indemnify, to the fullest extent permitted by Irish company law, every member of the board of directors and the company secretary against all costs, charges, losses, expenses and liabilities incurred by them in the execution and discharge of their duties or in relation thereto including liability incurred by them in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by them as an officer or employee of the Registrant and in which judgment is given in their favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on their part) or in which they are acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to them by a court.

In respect of any current or former executive officer of the Registrant (excluding any present or former member of the board of directors or any company secretary), or any person who is serving or has served at the request of the Registrant as a director or executive officer of another company, joint venture, trust or other enterprise, including any subsidiary of the Registrant (each individually, a “Covered Person”), the Registrant’s articles of association provide that it shall (1) indemnify them, to the fullest extent permitted by Irish company law, against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which they were or are threatened to be made a party, or are otherwise involved (a “proceeding”), by reason of the fact that they were or are a Covered Person; provided, however, that any Covered Person shall not be indemnified by the Registrant against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Registrant, or (b) such Covered Party’s conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to the best interests of the Registrant and (2) indemnify each Covered Person in the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Registrant against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Registrant, or for conscious, intentional or willful breach of their obligation to act honestly and in good faith with a view to the best interests of the Registrant, unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

In addition, the Registrant has entered into a Deed of Indemnification (the “Ireland Indemnification Agreement”) with each of its directors, secretary and executive officers (the “Indemnified Persons”). In addition, Tyco Fire & Security (US) Management, Inc., a Nevada corporation that is a subsidiary of the Registrant (“Management”) has entered an Indemnification Agreement with each of the Indemnified Persons (the “Management Indemnification Agreement,” and, together with the Ireland Indemnification Agreement, the “Indemnification Agreements”).

The Ireland Indemnification Agreement provides that if an Indemnified Person was, is or becomes a party to, or witness or other participant in, or is threatened to be made a party to, witness or other participant in, a proceeding by reason of being a director, secretary, officer or employee of the Registrant or while a director, secretary or officer of the Registrant is or was serving at the request of the Registrant or an affiliate of the Registrant as a director, officer, secretary, employee, trustee, agent or fiduciary of another foreign or domestic corporation, partnership, body corporate, company, joint venture, employee benefit plan, trust or other enterprise, then the Registrant will indemnify the Indemnified Person against all expenses, liability or loss to the fullest extent permitted by law. The Management Indemnification Agreement provides that if an Indemnified Person was, is or becomes a party to, or witness or other participant in, or is threatened to be made a party to, witness or other participant in, a proceeding by reason of being a director, secretary, officer or employee of the Registrant or while a director or secretary of the Registrant is or was serving at the request of Management as a director, officer, secretary, employee, trustee, agent or fiduciary of another foreign or domestic corporation, partnership, body corporate, company, joint venture, employee benefit plan, trust or other enterprise, then Management will indemnify the Indemnified Person against all expenses, liability or loss to the fullest extent permitted by law. An Indemnified Person will not be entitled to indemnification in connection with a proceeding initiated by an Indemnified Person against the Registrant or any of its affiliates or any director, officer or employee of the Registrant or any of its affiliates except in certain circumstances set forth in the Indemnification Agreements. Under the Management Indemnification Agreement, the Indemnified Person will be entitled to advancement of reimbursement by Management of expenses upon receipt by Management of an undertaking by the Indemnified Person to repay all amounts paid or reimbursed by Management if it is ultimately determined that such criteria for indemnification have not been satisfied. The Indemnification Agreements also provide for the Registrant to consider whether to make the advancement of reimbursement to the Indemnified Person in respect of the relevant liability. No indemnification will be paid pursuant to the Indemnification Agreements (1) on account of any proceeding in which final and nonappealable judgment is rendered against an Indemnified Person for an accounting of profits from the purchase or sale of securities of the Registrant pursuant to Section 16(b) of the Exchange Act, (2) if a court finally determines that the indemnification is not permitted under applicable law (3) on account of any proceeding pursuant to which the Indemnified Person has been convicted of a crime constituting a felony or (4) on account of any proceedings brought by the Registrant or any of its subsidiaries against the Indemnified Person.

Item 7.                                 Exemption from Registration Claimed.

Not applicable.

Item 8.                                 Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.                                 Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on or before September 6, 2016.

By:	/s/ Judith A. Reinsdorf
Judith A. Reinsdorf
Executive Vice President & General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on or before this 6th day of September, 2016:

*
Alex A. Molinaroli	Chairman, Director, and Chief Executive Officer (Principal Executive Officer)

*
Brian Stief	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

*
Suzanne M. Vincent	Vice President and Corporate Controller
(Principal Accounting Officer)

*
George R. Oliver	Director

*
David P. Abney	Director

*
Natalie A. Black	Director

*
Michael E. Daniels	Director

*
Brian Duperreault	Director

*
Jeffrey A. Joerres	Director

*
Juan Pablo del Valle Perochena	Director

*
Jurgen Tinggren	Director

*
Mark P. Vergnano	Director

*
R. David Yost	Director

*

The undersigned does hereby sign this Registration Statement on behalf of the above mentioned director or officer of Johnson Controls International plc pursuant to a power of attorney executed by such director or officer.

	By:	/s/ Judith A. Reinsdorf
Judith A. Reinsdorf, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Exhibit

(4.1)

Amended and Restated Memorandum and Articles of Association of Johnson Controls International plc, adopted September 2, 2016 (incorporated herein by reference to Exhibit 3.1 to Johnson Controls International plc’s Current Report on Form 8-K filed with the Commission on September 6, 2016).

(4.2)

Johnson Controls International plc 2012 Omnibus Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.6 in Johnson Controls International plc’s Current Report on Form 8-K filed with the Commission on September 6, 2016).

(4.3)

Johnson Controls International plc 2007 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.7 in Johnson Controls International plc’s Current Report on Form 8-K filed with the Commission on September 6, 2016).

(4.4)

Johnson Controls International plc 2000 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.8 in Johnson Controls International plc’s Current Report on Form 8-K filed with the Commission on September 6, 2016).

(5.1)*	Opinion of Arthur Cox.

(23.1)*	Consent of PricewaterhouseCoopers LLP.

(23.2)*	Consent of Deloitte & Touche LLP.

(23.3)*	Consent of Arthur Cox (contained in Exhibit (5)).

(24.1)	Power of Attorney granted by certain directors relating to subsequent amendments (previously filed).

(24.2)*	Power of Attorney granted by certain directors and officers relating to subsequent amendments.

* Filed herewith.